Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 12/31/2011

($000’s)

12/31/2011
Assets
Cash and Balances Due From Depository Institutions	$13,960,499
Securities	69,485,200
Federal Funds	11,887
Loans & Lease Financing Receivables	204,182,862
Fixed Assets	5,472,961
Intangible Assets	12,446,662
Other Assets	24,910,739

Total Assets	$330,470,810

Liabilities
Deposits	$236,091,541
Fed Funds	7,936,151
Treasury Demand Notes	0
Trading Liabilities	377,634
Other Borrowed Money	34,507,710
Acceptances	0
Subordinated Notes and Debentures	5,945,617
Other Liabilities	10,944,902

Total Liabilities	$295,803,555

Equity
Minority Interest in Subsidiaries	$1,926,211
Common and Preferred Stock	18,200
Surplus	14,133,323
Undivided Profits	18,589,521

Total Equity Capital	$34,667,255

Total Liabilities and Equity Capital	$330,470,810

To the best of the undersigned’s determination, as the date hereof, the above financial information is true and correct.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Patricia M. Child
Vice President

Dated: March 9, 2012